Exhibit 99.1

IGC Announces Results of its 2018 Annual Stockholders Meeting

BETHESDA, MD. August 6, 2018 / India Globalization Capital, Inc. (NYSE AMERICAN: IGC) announces that during its Annual Meeting of Shareholders scheduled for, and convened on August 6, 2018, voting on all matters as disclosed on the Definitive Proxy on Form 14A filed with the SEC on July 6, 2018 were passed. Only stockholders of record on the record date of July 5, 2018 were entitled to and were being requested to vote. At the Annual Meeting, the following proposals were approved: (i) the election of Richard Prins to the Company’s board of directors, (ii) the proposal to ratify Manohar Chowdhry & Associates (“MCA”) as the Company’s independent registered public accounting firm for the 2019 fiscal year, and (iii) approval to adjourn the meeting if necessary.

After voting was completed, IGC provided a corporate commentary that is available on the website at www.igcinc.us.

Hyalolex Initiatives / Drops of Clarity Program

Alzheimer’s disease (AD) is a form of dementia. It is known as America’s most expensive disease, with an estimated cost to the U.S. economy of $236 billion. AD currently affects more than 5.3 million Americans and over 65% of AD patients are women.

We are pleased to launch our first marketing and branding campaign, titled ‘Drops of Clarity’ in support of Hyalolex, our product whose active ingredients have been shown to be beneficial for patients suffering from tested on Alzheimer’s.

Our program will highlight the potential benefits of Hyalolex as a supplement to authorized cannabis physicians as well as to caregivers and patients via both a digital format and through grassroots outreach. We expect to utilize this methodology, in conjunction with licensing arrangements with manufacturers, to expand our reach into multiple U.S. markets and Canada.

Blockchain Initiatives / Product Labeling, Identification and Origin Assurance

The Company is focused on the development of a QR code-based system that allows patients to access a website with information on our alternative medicine products, specific per state. As the number of states in which the product is available increases, we expect to expand the backend to a blockchain that allows for inputs directly from growers, processors, and dispensaries. This information will collectively display product identification and product origination by providing the patient with information regarding the origin, chemicals, and processes used to manufacture the product. We expect to expand the QR code-based system in several phases over fiscal 2019.

About IGC

IGC has two lines of business, a legacy infrastructure business and a cannabis pharmaceutical business that has developed a lead product for treating Alzheimer’s patients. The Company recently announced that it is working on using blockchain to address issues specific to the cannabis industry that address transactional difficulties, product labeling, product identification assurance (PIA), and product origin assurance (POA). The company is based in Maryland, USA.

Our website: www.igcinc.us. Twitter @IGCIR

Forward-looking Statements

Please see forward looking statements as discussed in detail in IGC's Form 10-K for fiscal year ended March 31, 2018, and in other reports filed with the U.S. Securities and Exchange Commission.

Contact

Claudia Grimaldi

301-983-0998